Exhibit 1

TSX: CCO NYSE: CCJ	website: cameco.com currency: Cdn (unless noted)

2121 – 11th Street West, Saskatoon, Saskatchewan, S7M 1J3 Canada

Tel: 306-956-6200 Fax: 306-956-6201

Cameco Announces Election of Directors

Saskatoon, Saskatchewan, Canada, May 7, 2019    .    .    .    .    .    .    .    .    .     .    .    .    .

Cameco (TSX: CCO; NYSE: CCJ) has announced the election of 9 board members at its annual meeting held on May 7, 2019.

Shareholders elected board members Ian Bruce, Daniel Camus, Donald Deranger, Catherine Gignac, Tim Gitzel, Jim Gowans, Kathryn Jackson, Don Kayne and Anne McLellan.

Voting Results for Cameco Directors

Nominee	Votes For	% Votes For	Withheld	% Votes Withheld
Ian Bruce	76,897,465	96.94%	2,424,883	3.06%
Daniel Camus	76,655,466	96.64%	2,666,882	3.36%
Donald Deranger	78,690,622	99.20%	631,726	0.80%
Catherine Gignac	79,057,812	99.67%	264,536	0.33%
Tim Gitzel	78,784,871	99.32%	537,477	0.68%
Jim Gowans	78,693,119	99.21%	629,229	0.79%
Kathryn Jackson	76,674,165	96.66%	2,648,183	3.34%
Don Kayne	72,066,492	90.85%	7,255,856	9.15%
Anne McLellan	74,949,457	94.49%	4,372,891	5.51%

Profile

Cameco is one of the world’s largest providers of uranium fuel. Our competitive position is based on our controlling ownership of the world’s largest high-grade reserves and low-cost operations. Our uranium products are used to generate clean electricity in nuclear power plants around the world. Our shares trade on the Toronto and New York stock exchanges. Our head office is in Saskatoon, Saskatchewan.

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Investor inquiries:	Rachelle Girard	306-956-6403

Media inquiries:	Carey Hyndman	306-956-6317